Exhibit 99.1

AMAG Pharmaceuticals Announces Financial Results for the Second Quarter and

Six Months Ended June 30, 2010

LEXINGTON, MA (July 28, 2010) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a biopharmaceutical company focused on the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease, today reported unaudited consolidated financial results for the second quarter and six months ended June 30, 2010. For the second quarter, AMAG reported total revenue of $18.8 million, including $16.0 million of Feraheme® (ferumoxytol) Injection for intravenous (IV) use net product revenues.

Business Highlights

•                  In June 2010, AMAG submitted a marketing authorization application (MAA) to the European Medicines Agency (EMA) for the use of Feraheme for the treatment of iron deficiency anemia in adult chronic kidney disease (CKD) patients. The MAA has been deemed valid by the EMA and is currently under review.

•                  During the second quarter, AMAG initiated enrollment in its global registrational program for Feraheme for the treatment of iron deficiency anemia, regardless of the underlying cause. The estimated 1,400-patient program consists of two phase III studies, one comparing treatment with Feraheme to placebo, and the other comparing treatment with Feraheme to treatment with intravenous iron sucrose. The company plans to complete enrollment in this program by year end 2011.

Feraheme Launch Highlights

•                  AMAG reported second quarter 2010 Feraheme net product revenues of $16.0 million, including $2.4 million of revenues previously deferred under its Feraheme launch incentive program.

•                  For the second quarter of 2010, Feraheme provider demand(1), which reflects purchases of Feraheme by providers from wholesalers and distributors as reported by IMS Health, plus launch incentive program utilization, which is reported by Feraheme launch incentive customers to AMAG, increased 34% as compared to the first three months of 2010, with growth achieved in both the dialysis and non-dialysis segments.

•                  Feraheme inventory levels at wholesalers and distributors decreased from approximately 8,800 grams as of March 31, 2010 to approximately 8,200 grams as of June 30, 2010.

•                  AMAG estimates approximately 70% of Feraheme provider demand in the second quarter of 2010 was outside of the dialysis setting, with hospitals and hematology clinics representing the majority of this demand(1).

•                  From launch through the end of the second quarter of 2010, approximately 2,300 providers have purchased Feraheme, with greater than 73% having purchased on a repeat basis(1).

•                  In the second quarter of 2010, more than 620 providers purchased Feraheme for the first time; 68% of these new buyers were hematology clinics and hospitals(1).

“In the near term, we are focused on the successful commercialization of Feraheme in the CKD market and are pleased with the continued growth in Feraheme utilization,” said Brian J.G. Pereira, MD, President and Chief Executive Officer of AMAG.  “Longer term, we plan to expand the reach of Feraheme, both geographically and to new patient populations. The filing of the MAA in Europe and the initiation of the global iron deficiency anemia registrational program are illustrative of the progress we are making on this front.”

As of June 30, 2010, the company’s cash, cash equivalents and investments totaled $328.0 million, which includes a $60 million upfront payment received in April 2010 in connection with a collaboration agreement between AMAG and Takeda Pharmaceutical Company Limited (Takeda).

Total revenues for the quarter ended June 30, 2010 were $18.8 million, as compared to revenues of $55,000 for the same period in 2009. Total revenues for the 2010 period consisted primarily of $16.0 million of Feraheme net product revenues, $1.5 million in collaboration revenues associated with the amortization of the upfront payment from Takeda and $1.0 million in collaboration revenues associated with reimbursement from Takeda, primarily related to costs associated with the MAA filing and certain other clinical and regulatory costs incurred by AMAG during the second quarter. The increase in revenues in 2010 over the comparable 2009 period was primarily attributable to Feraheme product sales following its U.S. Food and Drug Administration (FDA) approval and subsequent launch in July 2009.

Total operating costs and expenses for the quarter ended June 30, 2010 were $40.7 million, as compared to $27.4 million for the same period in 2009. The increase in operating costs and expenses in 2010 over the comparable 2009 period was primarily due to increased selling, general and administrative expenses associated with the commercialization of Feraheme, and increased research and development expenses.  The company reported a net loss of $21.3 million, or a loss of $1.01 per basic and diluted share, for the quarter ended June 30, 2010, as compared to a net loss of $26.5 million, or a loss of $1.55 per basic and diluted share, for the same period in 2009.

For the six months ended June 30, 2010, AMAG reported total revenues of $32.1 million, as compared to revenues of $1.0 million for the same period in 2009. The increase in revenues in 2010 over the comparable 2009 period was attributable to Feraheme product sales following its FDA approval and subsequent launch in July 2009. Total operating costs and expenses for the six months ended June 30, 2010 were $77.5 million, as compared to $56.3 million for the same period in 2009. The increase in operating costs and expenses in 2010 over the comparable 2009 period was primarily due to increased selling, general and administrative expenses associated with the commercialization of Feraheme.  The Company reported a net loss of $44.4 million, or a loss of $2.16 per basic and diluted share, for the six months ended June 30, 2010, as compared to a net loss of $52.9 million, or a loss of $3.10 per basic and diluted share, for the same period in 2009.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a webcast with slides and a conference call today at 4:30 p.m. ET to discuss the company’s financial results, business highlights, commercial plans and development programs.

To access the conference call via telephone, please dial (877) 412-6083 from the United States or (702) 495-1202 for international access.  A telephone replay will be available from approximately 7:30 p.m. ET on July 28, 2010 through midnight July 30, 2010.  To access a replay of the conference call, dial (800) 642-1687 from the United States or (706) 645-9291 for international access.  The passcode for the live call and the replay is 86083939.

The call will be webcast with slides and accessible through the Investors section of the Company’s website at www.amagpharma.com.  The webcast replay will be available from approximately 7:30 p.m.  ET on July 28, 2010 through midnight August 28, 2010.

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that utilizes its proprietary technology for the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease. AMAG manufactures and sells two commercial products, Feraheme® (ferumoxytol) Injection for intravenous (IV) use and GastroMARK®, an oral contrast agent used in magnetic resonance imaging. For additional company and product information, please visit www.amagpharma.com.

About Feraheme

In the United States, Feraheme® (ferumoxytol) Injection for intravenous (IV) use is indicated for the treatment of iron deficiency anemia in adult patients with chronic kidney disease (CKD). Feraheme is contraindicated in patients with evidence of iron overload, known hypersensitivity to Feraheme or any of its components, and those with anemia not caused by iron deficiency.  For more important safety information see full prescribing information and visit www.feraheme.com.  Feraheme received marketing approval from the U.S. Food and Drug Administration on June 30, 2009 and was commercially launched by AMAG in the U.S. shortly thereafter. Feraheme is under regulatory review in Canada and Europe for the treatment of iron deficiency anemia in adult patients with chronic kidney disease.

AMAG is seeking to expand the label and geographic availability of Feraheme to treat patients with iron deficiency anemia regardless of the underlying cause by conducting additional clinical trials and by forming strategic partnerships around the world. AMAG has two partners for the development and commercialization of Feraheme outside of the U.S.: 3SBio Inc. to develop and commercialize Feraheme for CKD in China; and Takeda Pharmaceutical Company to develop and commercialize Feraheme for all therapeutic applications in five ex-U.S. regions, including Europe, Canada, Turkey, the Commonwealth of Independent States and several Asia Pacific countries. AMAG has exclusive rights to commercialize Feraheme in the U.S. and certain ex-U.S. territories.

In addition to the global iron deficiency anemia registrational program, AMAG is evaluating Feraheme in a clinical trial, the ferumoxytol compared to iron sucrose trial (FIRST), which will enroll 150 patients with chronic kidney disease and iron deficiency anemia, and has plans to initiate pediatric studies and a Feraheme retreatment study in the coming year.

Feraheme was discovered, developed and is manufactured by AMAG Pharmaceuticals, Inc. For more information about Feraheme, including full prescribing information, please visit www.feraheme.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to, statements regarding the fact that we plan to complete enrollment in our global registrational program for Feraheme for the treatment of iron deficiency anemia in adult chronic kidney disease patients by year end 2011, our estimate that approximately 70% of Feraheme provider demand in the second quarter of 2010 was outside of the dialysis setting, our plan to expand the reach of Feraheme, both geographically and to new patient populations, our plan to enroll 150 patients in the FIRST study , and our plans to initiate pediatric studies and a Feraheme retreatment study are forward looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward looking statements.

Such risks and uncertainties include: (1) uncertainties regarding our ability to successfully compete in the intravenous iron replacement market both in the U.S. and outside the U.S., (2) uncertainties regarding our ability to successfully and timely complete our clinical development programs and obtain regulatory approval for Feraheme in new indications and in territories outside of the U.S., (3) the fact that we have limited experience developing and commercializing a pharmaceutical product on our own or with a partner like Takeda, particularly outside of the U.S., (4) uncertainties regarding our ability to ensure favorable coverage, pricing and reimbursement for Feraheme, (5) uncertainties regarding our ability to manufacture Feraheme, (6) uncertainties relating to our patents and proprietary rights, (7) the fact that significant safety or drug interaction problems could arise with respect to Feraheme, and (8) other risks identified in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the three months ended March 31, 2010. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited, amounts in thousands, except for per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues	$18,827	$55	$32,133	$1,011
Operating costs and expenses (1):
Cost of product sales	1,884	—	2,894	61
Research and development expenses	14,784	10,114	27,152	21,186
Selling, general and administrative expenses	24,004	17,268	47,460	35,018
Total operating costs and expenses	40,672	27,382	77,506	56,265

Operating Loss	(21,845)	(27,327)	(45,373)	(55,254)
Interest and dividend income, net	404	783	875	2,039
Other income (expense)	6	90	10	159

Net loss before income taxes	(21,435)	(26,454)	(44,488)	(53,056)
Income tax benefit	111	—	111	179
Net loss	$(21,324)	$(26,454)	$(44,377)	$(52,877)

Net loss per share - basic and diluted:	$(1.01)	$(1.55)	$(2.16)	$(3.10)
Weighted average shares outstanding used to compute net loss per share:
Basic and diluted	21,017	17,038	20,504	17,030

(1) Stock-based compensation included in operating costs and expenses:
Cost of product sales	$125	$—	$200	$—
Research and development	1,333	1,241	2,538	2,336
Selling, general and administrative	3,477	2,882	6,498	5,289

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	June 30, 2010	December 31, 2009

Cash and cash equivalents	$135,793	$50,126
Short-term investments and settlement rights	153,337	30,366
Accounts receivable	14,230	27,350
Inventories	15,431	9,415
Receivable from collaboration	1,029	—
Other current assets	4,930	5,472
Total current assets	324,750	122,729
Net property, plant & equipment	11,886	12,417
Long-term investments	38,876	49,013
Other assets	460	460
Total assets	$375,972	$184,619
Accounts payable	$3,855	$5,432
Accrued expenses and other short term liabilities	27,548	21,931
Deferred revenues - short term	12,367	10,198
Total current liabilities	43,770	37,561
Deferred revenues - long term	53,500	1,000
Other long term liabilities	2,936	3,081
Total long term liabilities	56,436	4,081
Total stockholders’ equity	275,766	142,977
Total liabilities and stockholders’ equity	$375,972	$184,619

Feraheme is a registered trademark of AMAG Pharmaceuticals, Inc.

(1)IMS Health DDD data (in grams) through the period ending July 2, 2010.

AMAG Pharmaceuticals, Inc. Contacts
Amy Sullivan, 617-498-3303
Carol Miceli, 617-498-3361

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